UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
      Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                        Date of Report: August 9, 2006
                      (Date of earliest event reported)


                            Nyer Medical Group, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                                   Florida
               (State or other jurisdiction of incorporation)

             000-20175                              01-0469607
            (Commission                             (IRS Employer
             File Number)                           Identification No.)


            1292 Hammond Street, Bangor, Maine           04401
           (Address of principal executive offices)     (Zip Code)

                                 (207) 942-5273
                           Registrant's telephone number,
                               including area code


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
240. 14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

  ( ) Pre-commencement communications pursuant to Rule l3e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))








Item 2.02   Results of Operations and Financial Condition

Nyer Medical Group, Inc. issued the press release attached as Exhibit 99.1 hereto on August 9, 2006 which includes certain information about financial results for the fourth quarter ended June 30, 2006 and for the twelve months ended June 30, 2006.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

99.1  Press release of Nyer Medical Group, Inc., dated August 9, 2006.













































                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    Nyer Medical Group, Inc.


 Date: August 9, 2006               By: /s/ Karen L. Wright
                                            Karen L. Wright
                                            Chief Executive Officer












































                          Exhibit Index
Exhibit No.                                 Description
   99.1                              Press Release dated August 9, 2006

Wednesday,  August 9, 2006 8:15 am Eastern Standard Time
Press Release

SOURCE: Nyer Medical Group, Inc.

Nyer Medical Group, Inc. Releases Preliminary Pharmacy Report With Record Revenues Up 13.7% and Prescriptions Up 23.1% For 4th Quarter Fiscal
Year End 2006

Pharmacy Chain Revenues Break Company Record With Approximately $56 Million Reported For The Twelve Months Ended June 30, 2006

Bangor, Maine, August 9, 2006/PRNewswire/--Nyer Medical Group, Inc. (NASDAQ:NYER) today announced that its 80% owned pharmacy chain, D.A.W., Inc. d/b/a Eaton Apothecary ("Eaton"), expects sales to increase to $15.3 million or an increase of $1.84 million or 13.7% for the three months ended June 30, 2006 as compared to $13.46 million for the three months ended June 30, 2005. Sales for the twelve months ended June 30, 2006 are expected to increase to approximately $56.32 million or an increase of $3.43 million or 6.5% as compared to $52.89 million for the twelve months ended June 30, 2005. Eaton had record prescriptions filled for the three months ended June 30, 2006 to approximately 320,000, a 23.1% increase as compared to 260,000 for the three months ended June 30, 2005.

Eaton had record prescriptions filled for the twelve months ended June 30, 2006 to approximately 1,146,000, a 13.5% increase as compared to 1,010,000 for the twelve months ended June 30, 2005. The Company expects this trend to continue as baby boomers approach age 65 and due to the continued response to the government drug benefits program, Medicare Part D. The recent acquisition of the Connors Pharmacy in Gloucester, MA should also add approximately $4.4 million in annual sales and 78,000 in annual prescriptions for fiscal year 2007. Prescription volume in fiscal 2006 was the highest in Eaton's history.

Karen Wright, President and Chief Executive Officer of Nyer Medical Group, Inc., stated, "We are very pleased with our sales growth and increased prescription volume in our pharmacy chain for fiscal year 2006. If this growth pattern increases as we anticipate, our annual sales should surpass $62 million for fiscal year end June 30, 2007".

Nyer Medical Group, Inc. is a holding company that through its subsidiaries operates pharmacies in the greater Boston area and a medical products distribution business that distributes and markets medical equipment and supply products to hospitals, physicians and nursing homes using relationship-based telemarketing, direct sales personnel, catalogs and the Internet. These orders are filled by the Company's distribution centers located in New England and South Florida.

For further information contact Jack Sutton, Alliance Capital Resources, Inc.,
(714) 524-9710.

Additional information concerning Nyer Medical Group, Inc. may be found on NYER's website www.nyermedicalgroup.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this release that are not historical facts, including, without limitation, statements regarding the Company's increase in sales, expected increase in prescriptions filled, continued growth, and achieving certain annual sales for fiscal year end of June 30, 2007 are forward-looking statements and are subject to risk and uncertainties. Such risks and uncertainties include, but are not limited to, any possible change in our core business and changes in the capital equity markets. Nyer Medical Group, Inc. does not undertake any obligation to update these forward-looking statements.